Exhibit 10.19.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 2nd day of July, 2014, by and between FutureFuel Chemical Company, a Delaware corporation (“Company”) and Paul M. Flynn, an individual resident of Missouri (“Flynn”), with Company and Flynn referred to collectively herein as the “Parties” and individually as a “Party”.

Recitals

A.     Company is a manufacturer of premium biofuels and custom and specialty organic chemicals from its facility in Batesville, Arkansas. Company has its corporate headquarters in Clayton, Missouri.

B.     Flynn is a global business executive with 25 years of international experience in over 30 countries in the chemistry and biotech industry. The Parties acknowledge that Flynn is foregoing lucrative current employment and potential career advancement with his current employer in order to take a position with Company and the compensatory provisions of this Agreement are designed in part to recognize such circumstances.

C.     The Parties have agreed that Company shall employ Flynn as its Executive Vice President of Business and Marketing, responsible for leading business operations and marketing for Company, all on the terms and conditions set forth herein.

Agreement

The premises having been considered and with acknowledgment of the mutual promises and of other good and valuable consideration herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.     Duties of Employment. Flynn shall perform his duties as Executive Vice President of Business and Marketing of Company, reporting directly to Company’s chief executive officer, currently Paul A. Novelly. Flynn will devote his entire business time and attention to this position with Company and will perform such duties as may be required of him. Flynn shall not, without the prior written consent of Company, directly or indirectly, render services of a business or professional nature to any other person or firm during the term of this Agreement.

2.     Term of Employment. Company shall employ Flynn as its Executive Vice President of Business and Marketing commencing on August 1, 2014 through July 31, 2015 (the “Initial Term”). This Agreement may not be terminated during the Initial Term except for Flynn’s death or disability (as defined below); discharge of Flynn by Company for Cause (as defined below); Flynn’s resignation for Good Reason (as defined below) or the consummation of a transaction resulting in a Change of Control (as defined below). Following the Initial Term, this Agreement automatically renews itself for successive one year periods (each a “Renewal Term”) unless either Party notifies the other in writing at least 90 days prior to expiration of the Initial Term or the then current Renewal Term, as applicable, of its intent to terminate this Agreement, in which event this Agreement terminates at the end of the Initial Term or such Renewal Term, as applicable.

3.     Compensation.

3.1.     Base Salary. For all services rendered by Flynn while employed under this Agreement, Flynn shall be paid a base salary of $208,000 per year (“Base Salary”), annualized, effective August 1, 2014, and paid pursuant to Company’s payroll schedule for salaried employees. Flynn’s Base Salary shall be reviewed by Company on an annual basis for possible increases per the normal course of Company’s business. Company reviews management compensation on an annual basis near the end of each calendar year. Accordingly, the first annual review of Flynn’s Base Salary shall occur during 2015. Any increase in Flynn’s Base Salary shall not serve to limit or reduce any other financial obligation of Company to Flynn under this Agreement. Flynn’s Base Salary shall not be materially reduced after any such increase, except as otherwise permitted under Section 5.7(ii) below.

3.2.     Annual Cash Bonus. In addition to Base Salary, Company shall pay Flynn an annual cash bonus (“Annual Cash Bonus”), which for 2014 will be a minimum of $92,000.00 (Ninety Two Thousand Dollars) prorated over the number of months employed in calendar year 2014. Payment of any Annual Cash Bonus shall be made by no later than the end of the first quarter of the year following the year in which such Annual Cash Bonus accrued. After the Initial Term, Flynn shall be paid an Annual Cash Bonus in the minimum amount of $92,000, with any amount in excess thereof to be determined by Company in the normal course of its business. In the event of Flynn’s death or disability (each as defined herein) during the term of this Agreement, Flynn’s Annual Cash Bonus for the year of his death or disability shall be deemed earned monthly on a prorated basis through the date of his death or disability and such prorated amount shall be paid to Flynn, his estate or legal representative within 30 days following the date of death or disability.

3.3.     Equity Compensation. Upon final execution of this Agreement by the Parties, Company shall make an immediate grant to Flynn of 125,000 shares of FutureFuel Corp. common stock (the “Restricted Shares”). The grant of Restricted Shares is long term incentive compensation to Flynn, with the following vesting schedule to apply:

3.3.1.     Upon Flynn’s commencement of employment on August 1, 2014, he will be vested on that day with 25,000 Restricted Shares;

3.3.2.     If this Agreement has not earlier terminated, then upon Flynn’s one year anniversary of employment with Company, he will vest in another 25,000 Restricted Shares;

3.3.3.     If this Agreement has not earlier terminated, then upon Flynn’s second anniversary of employment with Company, he will vest in another 25,000 Restricted Shares;

3.3.4.     If this Agreement has not earlier terminated, then upon Flynn’s three year anniversary of employment with Company, he will vest in another 25,000 Restricted Shares; and

3.3.5.     If this Agreement has not earlier terminated, then upon Flynn’s four year anniversary of employment with Company, he will vest in the final 25,000 Restricted Shares;

provided further, however, that (i) all 125,000 Restricted Shares shall be eligible for voting and dividend payments prior to vesting, and (ii) upon Flynn’s death or disability during the term of this Agreement, all 125,000 Restricted Shares shall vest automatically.

3.4.     401(k) Plan. During the term of this Agreement, Flynn shall be eligible to participate in Company’s 401(k) defined contribution plan (the “401(k) Plan”) on the same terms and conditions applicable to all full-time employees of Company. The 401(k) Plan currently requires 1,000 Hours of Service, as that term is defined in the 401(k) Plan, to the Company prior to the employee being eligible to participate and provides that Company will match 100% of the employee’s elective deferrals up to 6% of the employee’s eligible compensation, subject in all cases to IRS limitations and regulations. Because Flynn is not immediately eligible to participate in the 401(k) Plan, Company, at its own discretion, may increase Flynn’s Annual Cash Bonus as consideration for such circumstance.

4.     Work Location. Flynn’s primary office location shall be in Clayton, Missouri. Flynn shall spend approximately 50% of his time in target travel to Batesville, AR, as well as to customer locations and industry-related trade shows and events. Company shall reimburse Flynn for all reasonably incurred travel and accommodation expenses to Batesville, AR and other locations necessitated by the carrying out of his duties as Executive Vice President of Business and Marketing. In addition, Flynn shall be provided regular access to a corporate aircraft provided by Company at its expense for Flynn’s travel to Batesville, in each case upon prior approval by Company’s Chief Executive Officer. Flynn’s employment with Company shall not be contingent at any time on any requirement that he relocate to Batesville, AR.

5.     Termination and Change of Control.

5.1.     Termination for Cause. Company may terminate this Agreement, in its sole discretion, at any time “for cause,” the grounds for which are defined in Section 5.2 below. In the case of termination for cause, Company shall have no obligation to Flynn for salary, bonus, or other compensation or any other form of benefits under this Agreement except for: (i) Base Salary earned prior to the effective date of termination, (ii) vested benefits Flynn has accrued under the 401(k) Plan or other ERISA plans provided by Company to all its employees, or (iii) other benefits mandated under state or federal law for terminated employees (such as COBRA health benefits). In the case of termination for cause, Company shall reimburse Flynn for all appropriately documented expenses incurred by Flynn prior to the termination date that are otherwise reimbursable to Flynn under this Agreement or Company policy. Upon any termination for cause, any unvested Restricted Shares shall lapse and Flynn shall have no further rights or privileges with respect thereto.

5.2.     Definition of Cause. “Cause” means (i) the willful and intentional failure of Flynn to perform substantially his duties with Company (other than such failure resulting from incapacity due to physical or mental illness or following Flynn’s delivery of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to Flynn by Company’s Chief Executive Officer or Board of Directors that specifically identifies the manner in which Company believes Flynn has so willfully or intentionally failed to perform, (ii) having willfully committed fraud or otherwise acting in a willful and intentional manner to harm the Company, (iii) committing a felony crime, (iv) engaging in gross misconduct that is materially and demonstrably injurious to Company, or (v) willful violation by Flynn of the provisions of Section 8 below.

5.3.     Definition of Willful. For purposes of this Agreement, no act, or failure to act, on the part of Flynn shall be considered “willful” unless it is done, or omitted to be done, by him in intentional bad faith or without reasonable belief that his conduct was in the best interests of Company.

5.4.     Automatic Termination for Death or Disability; Payments on Death. Flynn’s employment with Company and this Agreement shall terminate automatically upon Flynn’s death or “disability” (as defined immediately below). Upon Flynn’s death, the following payments shall be made by Company to Flynn’s estate or legal representative, payable within thirty (30) days after the date of death: (i) accrued but unpaid Base Salary through the date of death, (ii) Flynn’s accrued unpaid vacation pay through the date of death in accordance with standard Company policy, and (iii) Annual Cash Bonus payable pursuant to Section 3.2 above. Additionally, Company promptly shall cause any remaining unvested Restricted Shares under Section 3.3 above to be tendered to Flynn’s estate or personal representative.

5.5.     Definition of Disability. “Disability” means Flynn’s permanent inability to perform the essential functions of his job because of mental or physical impairment, illness or injury for a period in excess of (i) ninety (90) consecutive days, or (ii) one hundred eighty (180) non-consecutive days in any twelve (12) month period, confirmed by the written statement of a licensed and practicing physician in the State of Missouri, or Flynn’s condition entitles him to permanent disability benefits under any long term disability insurance or benefit plan provided by Company; subject in each case, however, to any obligation of the Company to provide reasonable accommodation to Flynn as a result of such disability pursuant to the Americans with Disabilities Act (ADA) or any similar state statute.

5.6.     Payments upon Disability. Upon Flynn’s disability, the following payments shall be made by Company to Flynn or Flynn’s legal representative, as applicable, payable within thirty (30) days after the date of disability: (i) accrued but unpaid Base Salary through the date of disability, (ii) Flynn’s accrued unpaid vacation pay through the date of disability, if any, and (iii) Annual Cash Bonus payable pursuant to Section 3.2 above. Additionally, Company promptly shall cause any remaining unvested Restricted Shares under Section 3.3 above to be tendered to Flynn or his legal representative, as applicable.

5.7.     Definition of Good Reason. “Good Reason” means Flynn’s resignation of employment with Company as a result of one or more of the following reasons: (i) the assignment to Flynn of duties materially inconsistent with Flynn’s position as Executive Vice President of Business and Marketing, or materially inconsistent with applicable laws, or which constitute a material diminution in Flynn’s position, authority, responsibilities or duties; (ii) Company materially reduces Flynn’s Base Salary or the benefits provided by Company and/or its subsidiaries to Flynn, other than any such reduction that affects, or that is similar to a change in benefits that affects, all other similarly situated executives of Company; or (iii) a material breach by Company of its obligations under this Agreement.

5.8.     Notice of Termination for Good Reason. There can be no resignation by Flynn for Good Reason unless Flynn promptly delivers to Company written notice of his resignation for Good Reason after the occurrence of any such event. Such resignation by Flynn will not be effective until the 30th day following Company’s receipt of such written notice and such resignation shall not be deemed to be for “Good Reason” hereunder unless the circumstance giving rise to Flynn’s resignation remains uncured by Company at the end of such 30-day period. Flynn’s delivery of a notice of termination for Good Reason shall not affect Flynn’s entitlement to severance payments, including but not limited to, Base Salary, Annual Cash Bonuses, Restricted Stock, 401(k) plan or other benefits provided hereunder upon a termination of employment for Good Reason.

5.9.     Voluntary Resignation. Notwithstanding anything to the contrary herein, Flynn at any time voluntarily may resign his employment with Company without Good Reason by providing sixty (60) days prior written notice to Company (“Voluntary Resignation”). In the event of Flynn’s Voluntary Resignation, Company shall have no obligation to Flynn for salary, bonus, or other compensation or any other form of benefits under this Agreement except for: (i) Base Salary earned prior to the effective date of such resignation, (ii) vested benefits Flynn has accrued under the 401(k) Plan or other ERISA plans provided by Company to all its employees, or (iii) other benefits mandated under state or federal law for terminated employees (such as COBRA health benefits). In the case of Flynn’s Voluntary Resignation, Company shall reimburse Flynn for all appropriately documented expenses incurred by Flynn prior to the termination date that are otherwise reimbursable to Flynn under this Agreement or Company policy. Upon the effective date of Voluntary Resignation, any unvested Restricted Shares shall lapse and Flynn shall have no further rights or privileges with respect thereto.

5.10.     Change of Control For purposes of this Agreement, “Change of Control” of the Company shall be deemed to have occurred at such time during the term of this Agreement or within any period of nine (9) months following a Company Voluntary Termination (as defined in Section 5.12 below) as: (i) Change in Ownership: any person, entity, entities or group of persons (a “Person”), other than (a) the current owners of Company, (b) Apex Oil Company, Inc., a Missouri corporation (“Apex”), or (c) any Person controlling, controlled by or under common control with Apex, including without limitation Paul A. Novelly (“Novelly”), Novelly’s family members or any trust created by or for the benefit of Novelly or his family members (collectively, “Permitted Owners”), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Company representing more than 50% of Company’s outstanding voting securities or rights to acquire such securities, whether by agreement, merger or otherwise; or (ii) Sale: any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Company other than to Permitted Owners; or (iii) Liquidation: a plan of complete liquidation or dissolution of Company or an agreement for the complete liquidation or dissolution of Company is approved and completed.

5.11.     Change of Control; Minimum Value. In the event of a Change of Control, Flynn immediately and automatically shall be vested in and entitled to all 125,000 of the Restricted Shares; provided, however, that if upon the occurrence of a Change of Control (i) the value of the Restricted Shares is not equal to or greater than Two Million Five Hundred Thousand Dollars ($2,500,000) (“Minimum Value”), or (ii) the value of the rights to payment, equity securities or consideration to which Flynn will be entitled to receive on account of the Restricted Securities as a result of completion of the transaction precipitating the Change of Control is not equal to or greater than the Minimum Value, then Company promptly shall pay immediately to Flynn the amount of any such shortfall by company check or wire transfer to an account designated by Flynn.

5.12.     Company Voluntary Termination. Company voluntarily may terminate this Agreement (i) by written notice to Flynn at least 90 days prior to expiration of the Initial Term or any Renewal Term as specified in Section 2 above, in which case the termination of employment will be effective as of the last day of the Initial Term or Renewal Term, as applicable, or (ii) by written notice to Flynn of the Company’s voluntary termination without cause at any time after the end of the Initial Term, in which case the termination of Flynn’s employment will be effective immediately upon notice (each, a “Company Voluntary Termination”). Payments by Company in the event of such termination are specified in Section 6 immediately below.

6.     Severance Benefits. In the event of termination of this Agreement either (i) by a Company Voluntary Termination, or (ii) by Flynn with Good Reason at any time during the term of this Agreement, (either, a “Selective Termination”), Flynn shall receive severance benefits as described below in this Section 6, with the intent to provide Flynn a reasonable degree of economic security for a career transition.

6.1.     Selective Termination by Company. In the event of a Company Voluntary Termination, Flynn shall be entitled to immediate vesting of 50% of the balance of unvested Restricted Shares existing at the time of termination without any restrictions and Company shall cause such designated portion of the unvested Restricted Shares to be immediately tendered to Flynn. In addition, upon the occurrence of a Company Voluntary Termination, Flynn will continue to receive his Base Salary described in Section 3 above for a period of six (6) months immediately following any such termination (the “Severance Period”). If Flynn is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the Severance Period, Flynn shall be responsible for paying the COBRA premiums, provided that Company shall reimburse Flynn for the amount of such COBRA premiums.

6.2.     Selective Termination by Flynn for Good Reason. For Selective Termination by Flynn for Good Reason, Flynn shall be entitled to immediate vesting of all 125,000 of the Restricted Shares, without any restrictions and Company shall cause any previously unvested Restricted Shares to be immediately tendered to Flynn. In addition, upon the occurrence of a Selective Termination by Flynn for Good Reason, Flynn will continue to receive his Base Salary for a six (6) month Severance Period. If Flynn is eligible for and elects to receive COBRA benefits during such Severance Period, Flynn shall be responsible for paying the COBRA premiums, provided that Company shall reimburse Flynn for the amount of such COBRA premiums.

6.3.     Termination by Flynn at End of Initial Term or Renewal Term. If Flynn should elect to terminate this Agreement at the end of any Initial Term or Renewal Term by providing notice in writing as required in Section 2 herein (except in the case of a Termination for Good Reason, Death or Disability), Company shall have no obligation to Flynn for salary, bonus, or other compensation or any other form of benefits under this Agreement except for: (i) Base Salary earned prior to the effective date of such termination, (ii) vested benefits Flynn has accrued under the 401(k) Plan or other ERISA plans provided by Company to all its employees, or (iii) other benefits mandated under state or federal law for terminated employees (such as COBRA health benefits). In the case of Flynn’s election to terminate at the end of the Initial Term or Renewal Term, Company shall reimburse Flynn for all appropriately documented expenses incurred by Flynn prior to the termination date that are otherwise reimbursable to Flynn under this Agreement or Company policy. Upon the effective date of termination of this Agreement, any unvested Restricted Shares shall lapse and Flynn shall have no further rights or privileges with respect thereto.

As a condition precedent to Company’s obligations (if any) to make severance payments described in this Section 6 or to provide consideration or distribute Restricted Shares to Flynn as a result of his disability or a Change of Control, Flynn shall execute and deliver to Company a General Release in the form attached hereto as Exhibit A. To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).

7.     Benefits. During the term of this Agreement, Flynn will be entitled to participate in all of Company’s benefit programs for which managerial employees of Company are generally eligible (including with respect to paid time off, sick days and paid Company holidays) in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time. A summary of these benefit plans is attached hereto, and incorporated herein, as Exhibit B. In addition. Flynn shall be entitled to the following paid vacation benefits, consistent with that provided to an experienced management executive such as Flynn, of four weeks per calendar year commencing with 2015, with an agreed amount of six (6) paid vacation days during the remainder of 2014.

8.     Required Confidentiality. For so long as Flynn remains employed by Company and for a period of two (2) years after termination of his employment with Company for any reason, Flynn will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation, partnership or other entity, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of Company, including, but not limited to, the names, identities or any other identifying information of any of Company's suppliers, customers or prospective customers or any other information concerning the business of the Company, its pricing structure for goods and services, its manner of operation, its financial history, status, margins, profits and losses and the like, its plans, or any other data of any kind, nature, or description, without regard to whether any or all of the foregoing matters would be deemed confidential or material. Flynn shall not disclose to Company or use for Company’s benefit any protected confidential information in violation of any agreement with a former employer.

9.     Company Records. All books, records, files, forms, reports, accounts and documents relating in any manner to Company’s business, suppliers, customers or prospective customers, whether prepared by Flynn or anyone else, and regardless of when or how Flynn came into possession of such documents, shall be the sole and exclusive property of Company and shall be returned by immediate delivery to Company upon Flynn’s termination of employment or other association with Company for any reason, or if later discovered, upon Flynn’s obtaining knowledge of the unauthorized possession thereof.

10.     Integration. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, letters of intent and covenants, express or implied, oral or written, with respect to the subject matter hereof, are hereby superseded by this Agreement. This is an integrated agreement. Should the language of this Agreement conflict with any Company manual or memorandum, the language of this Agreement shall control unless the external document specifically states that it shall act as a modification of Company employment contracts and Flynn consents to this modification.

11.     Non−Assignability by Executive. This is a personal service contract which must be performed by Flynn and, as such, performance hereof may not be assigned or subcontracted without the express written consent of Company.

12.     Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision shall be interpreted and reformed in a reasonable manner by said court or competent authority having such jurisdiction; provided that, if such court or competent authority is unable or unwilling to effect such reformation, such provision shall be deemed deleted to the same extent as if it had never existed, as said court or other competent authority having jurisdiction may determine.

13.     Modification. Except as otherwise provided in this document, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of both Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the Agreement contained herein.

14.     Acknowledgements. Each party acknowledges that he/she/it has had an adequate opportunity to read and study this Agreement, to consider it, to consult with attorneys if he/she/it has so desired.

15.     Method of Notice. Any notice required under this Agreement shall be given in writing, except as otherwise provided, as follows:

Notice To Company. All notices to be given to Company shall be communicated to: Paul A. Novelly, 8235 Forsyth Boulevard, 4th Floor, Clayton, Missouri 63105; and

Notice To Flynn. All notices to be given to Flynn shall be communicated to: Paul M. Flynn, 17714 Drummer Lane, Chesterfield, Missouri 63005;

or in each case to such other address as a Party may identify by subsequent written notice to the other in compliance with this Agreement.

16.     Exclusive Jurisdiction, Venue. The Parties, by entering into this Agreement, submit to jurisdiction in the Circuit Court of the County of St. Louis, Missouri for adjudication of any disputes and/or claims between the parties under this Agreement. Furthermore, the parties hereby agree that the courts of St. Louis County, Missouri shall have exclusive jurisdiction over any disputes between the parties relative to this Agreement, whether said disputes sound in contract, tort, or other areas of the law.

17.     Governing Law. It is intended that this Agreement be valid and enforceable under the laws of the State of Missouri, and that the laws of Missouri shall govern the Agreement's interpretation.

18.     Counterparts; Facsimile Execution. This Agreement may be executed by the Parties on separate counterparts and all such counterparts so executed constitute one agreement binding on the Parties notwithstanding that all Parties are not signatories to the same counterpart. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile or other electronic transmission in portable document format is to be treated as an original document. The signature of any Party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any facsimile or electronically transmitted document is to be re-executed in original form by the Parties who executed the facsimile or electronically transmitted document. No Party may raise the use of a facsimile machine or computer or the fact that any signature was transmitted electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

19.     Flynn Representations and Warranties; Indemnification.

19.1.     No Conflict or Violation. Neither the execution and delivery of this Agreement by Flynn, nor performance by Flynn of his employment duties hereunder nor compliance by Officer with any other provision hereof will result in: (i) a breach of or default under any term, condition or provision of any agreement (including any employment, non-competition or confidentiality agreement) to which Flynn is a party or by which he is bound or affected, or an event which, with the giving of notice, lapse of time or both, would result in any such breach or default; (ii) to Flynn’s knowledge, a violation of any agreement, order, judgment, writ, injunction, decree or award to which Flynn is a party or to which he is subject, or an event which, with the giving of notice, lapse of time or both, would result in any such violation; or (iii) to Flynn’s knowledge, any person, firm or entity having the right to enjoin, rescind or otherwise prevent or impede the transactions or activities contemplated hereby, to obtain damages from Flynn or to obtain any other judicial or administrative relief as a result thereof.

19.2.     Litigation or Proceedings.  There is no litigation, investigation or other proceeding by or before any court or governmental authority or before any arbitrator pending or, to Flynn’s knowledge, threatened against or directly affecting Flynn. Flynn has not been charged with, and to his knowledge he is not under investigation with respect to, any charge which has not been resolved concerning any violation of any federal, state or local law or regulation. No judgment, order, writ, injunction, decree or assessment or other command of any court or other governmental authority or arbitrator affecting Flynn or Flynn’s assets or properties has been entered which is presently in effect. There is no action, suit, proceeding, hearing, arbitration, investigation, inquiry, complaint, charge, judgment, order or decree pending or, to Flynn’s knowledge, threatened against Flynn which challenges the validity of this Agreement or the transactions or activities contemplated hereunder.

19.3.     No Consent or Approval Required.  No consent, approval or authorization of any person, firm or entity and no declaration, filing or registration with any governmental authority or other person, is required to be made or obtained by Flynn in connection with the execution, delivery and performance by Flynn of this Agreement.

19.4.     Indemnification. Flynn hereby unconditionally agrees to protect, defend, indemnify and hold harmless Company and Company’s past, present and future officers, directors, shareholders, employees, agents, attorneys and representatives, and their successors and assigns (collectively, “Company Releasees”), from and against any and all claims, causes of action, suits, proceedings, judgments, orders, damages, decrees or injunctions, losses, penalties, amounts paid in settlement and reasonably incurred costs, expenses and fees (including reasonable attorneys’ fees and court costs) incurred, paid or sustained by Company Releasees or any of them, in each case in connection with, arising out of, based upon, relating to or otherwise involving: (i) any misrepresentation or breach of warranty by Flynn in this Agreement; or (ii) any employment, confidentiality or other restrictive agreement with any prior employer.

[Signatures on following pages]

IN WITNESS WHEREOF and acknowledging acceptance of the foregoing, Company and Flynn affix their signatures hereto as of the date and year first written above.

PAUL M. FLYNN

/s/ Paul M. Flyyn
Paul M. Flynn

“COMPANY”

FUTUREFUEL CHEMICAL COMPANY

By:	/s/ Paul A. Novelly
Paul A. Novelly, CEO

EXHIBIT A TO EMPLOYMENT AGREEMENT

GENERAL RELEASE

This General Release (“Release”) is made and entered into by and between Paul M. Flynn (“Officer”) and FutureFuel Corp. (collectively, with its direct and indirect subsidiaries, including FutureFuel Chemical Company, “Company”).

     WHEREAS, Officer’s employment with Company ended on           ; 20___ and

WHEREAS Officer and Company wish to commemorate the agreement between them related to Officer’s separation from employment and to resolve all other matters between and among them related to the employment of Officer and his separation from employment;

NOW THEREFORE, for and in consideration of the covenants and understandings set forth herein, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.     Termination of Employment. Officer has terminated his employment with Company effective                , 20___. Company shall be obligated to pay to Officer those amounts specified in Section [5.5, 5.9, 5.10 and/or 6] of that certain Employment Agreement dated June ___, 2014 between FutureFuel Chemical Company and Officer (“Employment Agreement”). The terms and provisions of the Employment Agreement are incorporated herein by this reference. Capitalized terms used but not defined in this Release shall have the meanings ascribed to them in the Employment Agreement.

2.     COBRA Reimbursement. Pursuant to Sections 6.1 and 6.2 of the Employment Agreement, Company has agreed to reimburse Officer’s COBRA premiums, if any, incurred during the specified Severance Period following a Selective Termination.

3.     Full Settlement Amount. The aforementioned payments and benefits specifically identified in Paragraphs 1 and 2 immediately above, plus Company reimbursement to Officer for all appropriately documented expenses incurred by Officer prior to the date of his termination of employment reimbursable to Officer under the Employment Agreement or Company policy (collectively, the “Company Payments”) constitute the full and entire amount of payment and benefits by the Company that may be due under this Release or the Employment Agreement. Notwithstanding the foregoing, nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect Officers’ rights as a participant in Company’s 401(k) Plan.

4.     Non-Competition and Non-Disclosure Restrictions.

(a)     Officer understands and agrees that he has obtained material non-public information concerning Company, its management, financial condition and business, whether written, oral or in electronic format, (including, but not limited to, confidential information regarding Company’s sales and financial information, supplier, customer and marketing information, personnel information, strategic planning and related information, non-public methods of doing business, and trade secrets and other non-public information regarding manufacturing processes and methods) which Officer and Company agree is protected “Confidential Information”. Officer agrees not to disclose, at any time except in furtherance of work for Company, any Confidential Information.

(b)     Officer and Company further agree that for a period of six (6) months following the date of this Release (“Non-Competition Period”), Officer will not, directly or indirectly, either on Officer’s account or in the service of or for any other(s), as an officer, director, stockholder, independent contractor, owner, partner, employee, promoter, consultant, manager, or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in or carry on through a proprietorship, corporation, partnership or other form of business entity or otherwise, any business activity which is materially competitive, whether directly or indirectly, with any services or products offered by, or any business activities pursued by, the Company during the term of Officer’s employment. A product or business activity will not be deemed materially competitive with the Company if it does not include or involve a product or line of business constituting 2% or more of Company’s consolidated gross revenues.

(c)     Officer further agrees that during the Non-Competition Period, Officer will not, directly or indirectly, in any capacity whatsoever, solicit or accept any business from any account or customer of Company nor will Officer, directly or indirectly, solicit or otherwise contact employees of Company regarding leaving the employ of the Company nor will Officer directly or indirectly employ any person who leaves the employ of Company after the execution of this Release without obtaining written approval from the then Chief Executive Officer of the Company.

(d)     It is the intent of the parties to restrain the action of Officer only to the extent necessary for the protection of the legitimate business interests of Company. Officer specifically covenants and agrees that should any of the provisions set forth in this Paragraph 4, under any set of circumstances, be deemed too broad for that purpose, said provision shall nonetheless be valid and enforceable to the extent provided by law and necessary for such protection.

(e)     Officer further agrees that any violation by Officer of this Paragraph 4 will cause irreparable damage to Company in an exact amount which is impossible to ascertain, and for that reason Officer further agrees that Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction, restraining any further violation of the covenant by Officer and/or others with whom Officer is associated, either directly or indirectly; such right to an injunction, however, is cumulative and in addition to whatever remedies Company may have under applicable law and/or this Release.

(f)     Officer agrees that violation of this Paragraph 4 will entitle Company to an award of its reasonable attorney’s fees and costs incurred protecting the rights and interests of Company related to such violation. Officer further agrees that in the event it is finally determined by a Court that Officer has violated this Release, Officer shall forfeit all unexercised Company stock options (or the proceeds thereof) held by Officer as of the time of the contractual violation.

5.     Non-Disparagement. Officer agrees that he will in no way disparage Company or its respective current or former officers, directors and/or employees. Officer further agrees that he will not make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Company or the aforementioned persons or entities. Company likewise agrees that it will not disparage Officer and that it will not make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Officer.

6.     Confidentiality of Agreement. Officer agrees to advise Company of any attempt to compel testimony regarding the terms and conditions of this Release, the underlying facts and circumstances of this Release, or any payments or other actions taken by Company pursuant to this Release as soon as practicable, and in any event prior to so testifying, so as to allow challenge to compelling said testimony. Officer agrees that if anyone except Officer’s attorneys or professional tax advisors makes any inquiries concerning the terms and conditions of this Release, the underlying facts and circumstances giving rise to this Release or any payments or other actions taken by Company pursuant to this Release, he will respond only that “the matter was amicably resolved.” This provision and this Release are entered into by Company based upon the material express representations of Officer that no publication or public presentation of the facts or circumstances surrounding Officer’s termination of employment is planned or pending as a result of disclosure by Officer, his attorney (if any), physicians, counselors, associates, personal friends, or family members. For purposes of this Release, “Disclosure” shall mean any communication, including, but not limited to, conversations, interviews, speeches, articles, writings, or notes.

7.     Release. For and in consideration of the covenants, terms and conditions set forth in this Release, Officer, for himself and his heirs, personal representatives and assigns, agrees to and does hereby waive, covenant not to sue, releases, and forever discharges Company, and each and every one of Company’s agents, officers, executives, employees, successors, predecessors, attorneys, trustees, directors, and assigns (hereafter in this Paragraph 7, all of the foregoing shall be included in the term “Company”), from and with respect to all claims, charges, demands, damages, causes of action, debts, liabilities, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising prior to the date this Release becomes effective and including, but not limited to, those in any way related to Officer’s employment and/or termination of employment with Company. This release expressly includes, but is not limited to, any claim or cause of action arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for workers' compensation benefits, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §1981, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., the Missouri Human Rights Act, §213.010 RSMO et seq., any claim under the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., any claim under Missouri common law, and any claim under any federal, state or local statute, regulation, constitution, order or executive order. This Release also expressly includes, but is not limited to, any claim for attorneys' fees or costs. Officer affirms that he has made no charge, claim, complaint or action against Company in any government agency or court and that no such matter is pending. Company and Officer agree that Officer is not waiving any rights to indemnification, if any, that he may have from Company for prior acts or omissions during and within the course of his employment by Company.

8.     Knowing and Voluntary Waiver. Officer hereby acknowledges that he is entering into this Release knowingly and voluntarily and understands that he is waiving valuable rights to which he may otherwise be entitled. Officer hereby acknowledges that he has been advised to consult with an attorney regarding this Release. Officer further acknowledges that he can take up to twenty-one (21) calendar days to execute this Release and fully understands the effect of signing this document. Officer acknowledges that he will have seven (7) days after executing this Release in which to rescind it and that the Release will not become effective (and that he is entitled to no compensation or other benefits under the Release) until eight (8) days after its execution. Officer acknowledges that a significant part of the payments and other benefits provided in this Release are consideration for waiving any claim of age discrimination under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, as amended, 29 U.S.C. §621 et seq.

9.     Cooperation. Officer agrees to cooperate in a reasonable manner with representatives of Company, including counsel, in legal matters for three years following the execution of this Release. Officer agrees to make himself available upon reasonable prior notice from Company, or its attorneys, to meet with and consult with representatives and/or counsel and to be interviewed by same, to provide documents, to be deposed, to testify at a hearing or trial or to accede to any other reasonable request by Company in connection with any threatened legal claim or any lawsuit either currently pending against Company or any such lawsuit filed after Officer’s separation. Company hereby agrees to pay Officer’s reasonable and necessary expenses incurred by Officer in complying with the request for cooperation from Company. In the event that Company determines that it is necessary to retain counsel to represent Officer, Company will pay the reasonable attorney’s fees associated with such representation.

10.     Injunctive Relief. In the event of a breach or threatened breach of any of Officer’s duties and obligations under this Release, Company shall be entitled, in addition to any other legal or equitable remedies Company may have in connection therewith (including any right to damages that Company may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Officer agrees that he will pay the reasonable attorney’s fees, costs and expert fees, as they are incurred by Company, in the event of a breach or threatened breach of this Release.

11.     Invalidity of Provisions. In the event that any provision of this Release is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Release is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

12.     Governing Law. This Release shall be construed and governed by the laws of the State of Missouri.

13.     Successors and Assigns. This Release shall be binding upon and inure to the benefit of any successors or assigns of Company. Officer’s rights under this Release shall not be assignable nor shall Officer’s obligations be delegable.

14.     No Waiver. Any delay or failure by Company to exercise a right under this Release, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

15.     Entire Agreement. This writing contains the whole and entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings with respect to the subject matter hereof. There are no other representations, promises or covenants.

16.     Amendments. No amendments or variations of the terms or conditions of this Release shall be valid unless in writing and signed by the parties thereto.

17.     Miscellaneous. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement.

18.     Counterparts; Facsimile Execution. This Release may be executed by the parties on separate counterparts and all such counterparts so executed constitute one agreement binding on the parties notwithstanding that all parties are not signatories to the same counterpart. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile or other electronic transmission in portable document format is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or electronically transmitted document is to be re-executed in original form by the parties who executed the facsimile or electronically transmitted document. No party may raise the use of a facsimile machine or computer or the fact that any signature was transmitted electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Paragraph.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned have executed this General Release.

I HAVE READ THIS GENERAL RELEASE, UNDERSTANDING ALL ITS TERMS, AND SIGN IT AS MY FREE ACT AND DEED.

Date:
Paul M. Flynn

Subscribed and sworn to before me, a Notary Public, this ___ day of ____________, 20____.

Notary Public

My Commission Expires:

THE UNDERSIGNED HAS READ THIS GENERAL RELEASE, UNDERSTANDING ALL ITS TERMS, AND SIGNS IT ON BEHALF OF COMPANY AS THE FREE ACT AND DEED OF COMPANY WITH FULL AUTHORITY TO EXECUTE THIS DOCUMENT ON BEHALF OF COMPANY.

FUTUREFUEL CORP.

Date:	By:
Print Name:
Title:

Subscribed and sworn to before me, a Notary Public, this ____ day of _____________, 20____.

Notary Public

My Commission Expires:

EXHIBIT B TO EMPLOYMENT AGREEMENT

Description of Benefits

FUTUREFUEL CHEMICAL COMPANY

SUMMARY OF BENEFIT PLANS

Health Insurance

UnitedHealthcare (UHC) is the provider of our medical and pharmacy insurance plan. The website for determining physicians and hospitals in the UHC network is www.uhc.com. On the screen where you are required to select a plan, choose the UnitedHealthcare Choice Plus network. Medco is the pharmacy network we use.

FutureFuel offers two medical plans: Health Savings Account (HSA) Plan with a high-deductible health plan (HDHP) and PPO Medical Plan. Please refer to the HSA & PPO benefit summaries for additional information.

Once you have enrolled in UHC and received your cards, we encourage you to register on the UnitedHealthcare website www.myuhc.com to take advantage of the online tools. You can check claims, request hard copies of medical Explanation of Benefits (EOBS) instead of electronic copies, view the prescription drug list, obtain information on the mail order process, request additional cards, etc.

Reimbursement Accounts

Reimbursement accounts help you save taxes and meet certain eligible expenses at the same time. If you elect to participate in one or both reimbursement accounts, contributions are deducted in equal amounts from your pay throughout the year. Contributions are made on a pre-tax basis, that is, before Social Security, federal income tax and, in most cases, state and local income taxes are withheld

The Health Care Reimbursement Account (HCRA) covers eligible medical expenses, and the Dependent Care Reimbursement Account (DCRA) covers eligible dependent care expenses. The annual limit for HCRA deductions is $2,500/person and $5,000 for DCRA.

Please note: If you enroll in the HSA high deductible medical plan, you cannot participate in HCRA. However, you can enroll in DCRA.

Dental Insurance

Guardian is the carrier for dental insurance. To search for a dentist in the Guardian network, go to www.guardiananytime.com, under "resources" select "find a provider" (top right-hand corner under Resources), select "find a dentist," select "PPO" for the dental plan, select "DentalGuard Preferred" for the dental network and enter in your zip code.

Please note: Guardian does not mail cards to employees. To view or print an ID card, go to www.guardiananytime.com under the “forms and materials” tab. You will need FutureFuel’s group ID number 464537 to register. If you do not have a card, you can give the dentist the Group ID No. 464537 along with your SSN or Member ID number assigned by Guardian.

Vision Plan

Guardian offers a vision plan through the Davis Network. To check providers in the Davis network, go to www.guardiananytime.com, click on “Find a Provider” and then “Find a Vision Provider.” On the next screen, you will need to select Davis Vision under “Select Your Vision Plan” and complete the remaining information.

Please note: Guardian does not mail card to employees. To view or print an ID card, go to www.guardiananytime.com under the “forms and materials” tab. You will need FutureFuel’s group ID number 464537 to register. If you do not have a card, you can give the dentist your SSN or Member ID number assigned by Guardian.

Life and Accidental Death and Dismemberment Insurance

Guardian is the carrier for life insurance. Below are the options for employee, spouse, and child life and accidental death & dismemberment (AD&D) insurance. AD&D coverage is identical to the life coverage.

Company Paid Life and AD&D Insurance

Employees receive 1.5 times their annual salary to a maximum of $250,000 in life and AD&D insurance.

Employee Optional Life and AD&D Insurance

Employees may purchase additional life and AD&D insurance in $10,000 increments to a maximum of $500,000. The guarantee issue coverage is up to $150,000.

The rate/$1,000 of coverage for the Optional Life and AD&D insurance is shown below:

<30        $0.060          50-54     $0.213

30-34     $0.060          55-59     $0.308

35-39     $0.090          60-64     $0.396

40-44     $0.121          65-69     $0.396

45-49     $0.151          70+        $0.641

The amount of coverage for basic and optional life/AD&D insurance coverage reduces by 35% at age 65 and 50% at age 70.

Spouse Optional Life and AD&D Insurance

Spouse coverage is available only to employees electing Optional Life and AD&D Insurance, and the spouse benefits cannot exceed 50% of the employee's Optional Life and AD&D benefit. You can purchase spouse coverage in $5,000 increments to a maximum of $100,000. The guarantee issue coverage is up to $25,000.

The rate/$1,000 of coverage for Spouse Optional Life and AD&D Insurance is based on the employee's age and shown below:

<30        $0.060          50-54     $0.213

30-34     $0.060          55-59     $0.308

35-39     $0.090          60-64     $0.396

40-44     $0.121          65-69     $0.396

45-49     $0.151          70+        $0.641

Spouse coverage terminates at age 70.

Child Optional Life and AD&D Insurance

Child coverage is available only to employees electing Optional Life and AD&D Insurance, and the child benefit amount cannot exceed 10% of the employee's amount for voluntary life. You can purchase child voluntary life insurance in $1,000 increments to a maximum of $10,000.

Short-term Disability

●	Company provides 1,040 hours of short-term disability for an employee’s illness or injury
●	Employees receive 100% of base pay for the first 480 hours, then 60% of base pay for 560 hours.

FMLA

●	Refer to “employee handbook” for eligibility information

Long-term Disability

Company provides a 60% annual salary rate with the long-term disability program. There is a three-month waiting period and no benefits for a disability caused or contributed to by a pre-existing condition unless the disability starts after you have been insured under the plan for 12 months.

Employees have the option to pay income and payroll taxes on the long-term disability premiums paid by the company, which would make future disability payments from the plan tax free for the employee.

Paid Holidays

●	Company provides nine paid holidays:

New Year’s Day	Independence Day
Martin Luther King Day	Labor Day
President's Day	Thanksgiving Day
Good Friday	Christmas Day
Memorial Day

401(k) Retirement Plan

An employee is eligible to participate in the company's 401(k) plan and company match on the first day of the quarter following the date the employee has worked 1,000 hours. An employee can contribute up to 90 percent of their salary to the 401(k). FFCC will match the employee's contribution up to 6 percent.

You are 100% vested in the employer matching contribution after completing five years of service. If you leave before completing five years of service, the percentage of the employer matching contribution you are entitled to is shown below. You are always 100% vested in the amount you contribute to the 401(k) plan from your earnings.

Years of Service	Percentage
1 2 3 4 5	20% 40% 60% 80% 100%

B - 4